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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS


    We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3, Registration No.
333-16469) and related Prospectus of Jacor Communications, Inc. for the registration of $125.0 million of its % Senior Subordinated Notes due 2006 and to the incorporation by reference of our report dated February 23, 1996, with respect to the consolidated financial statements of Citicasters Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.


                                          ERNST & YOUNG LLP

Cincinnati, Ohio

November 25, 1996